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                                                                    EXHIBIT 23.1

              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our reports dated October 31, 1997 (except for the third paragraph of Note D, as to which the date is December 3, 1997) accompanying the consolidated financial statements and schedule of CPS Systems, Inc. and subsidiary contained in the Form SB-2, Registration Statement under the Securities Act of 1933 (the "Registration Statement") and in the Prospectus which forms a part of that Registration Statement. We consent to the use of the aforementioned reports in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption "Experts".


/s/ Grant Thornton, LLP
----------------------
 Grant Thornton, LLP

Atlanta, Georgia
January 12, 1998